Exhibit 99.1

Voya Financial Announces Fourth-Quarter
and Full-Year 2018 Results

•	Fourth-quarter 2018 net income available to common shareholders of $0.76 per diluted share

•
Fourth-quarter 2018 adjusted operating earnings[1] of $1.32 per diluted share, after-tax; Normalized for the following items, fourth-quarter 2018 adjusted operating earnings were $1.40 per diluted share, after-tax:

◦	$(0.18) per diluted share, after-tax, of unfavorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking; and

◦	$0.10 per diluted share, after-tax and DAC/VOBA, of prepayment fees and alternative investment income above the company’s long-term expectations.

•	Full-year 2018 net income available to common shareholders of $5.20 per diluted share

•
Full-year 2018 adjusted operating earnings of $4.04 per diluted share, after-tax; Normalized for the following items, full-year 2018 adjusted operating earnings were $4.88 per diluted share, after-tax:

◦	$(1.30) per diluted share, after-tax, of unfavorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking;

◦	$0.39 per diluted share, after-tax and DAC/VOBA, of prepayment fees and alternative investment income above the company’s long-term expectations; and

◦	$0.07 per diluted share, after-tax, of Investment Management adjusted operating earnings associated with the fixed and variable annuities business that was sold on June 1, 2018.

•	Repurchased $275 million of Voya common stock in the fourth-quarter and delivered on the previously announced plan to repurchase $1.5 billion in shares by the end of 2018

•
$871 million of excess capital as of Dec. 31, 2018, which reflects the company's new risk-based capital (RBC) ratio target of 400% following the year-end implementation by the NAIC of reduced tax rates in the calculation of RBC

NEW YORK, Feb. 5, 2019 — Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the fourth quarter of 2018 and the full-year 2018.

1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings and book value, excluding accumulated other comprehensive income. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.

“We concluded 2018 with strong results that demonstrate our continued commitment to driving profitable organic growth and creating greater value for our shareholders,” said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. “We demonstrated continued momentum across our businesses with Retirement Full Service recurring deposits for 2018 increasing 10% compared with 2017; $694 million of positive Institutional net flows in Investment Management in the fourth quarter of 2018; and a 5% increase in Employee Benefits annualized in-force premiums compared with the fourth quarter of 2017.

"Excluding the negative impact of DAC/VOBA and other intangibles unlocking and the benefit of prepayment fees and alternative investment income above our long-term expectations, normalized fourth-quarter 2018 adjusted operating earnings were $1.40 per diluted share, after-tax, which is at the high-end of our previously shared target range of $1.30 to $1.40 earnings per share that we had aimed to achieve by the end of the second quarter of 2019.

"Normalized full-year 2018 adjusted operating earnings — which exclude DAC/VOBA and other intangibles unlocking, the benefit of prepayment fees and alternative investment income above our long-term expectations, and Investment Management adjusted operating earnings associated with the fixed and variable annuities business that was sold on June 1, 2018 — were $4.88 per diluted share, after-tax.

"We also further executed on our capital deployment plans and repurchased $275 million of Voya common shares in the fourth quarter of 2018. Including the accelerated share repurchase agreement that we executed at the end of 2017, we delivered on our previously-announced plan to repurchase at least $1.5 billion of Voya common shares in 2018.

“We also concluded 2018 with $871 million in excess capital and, in the first quarter of 2019, we entered into a new accelerated share repurchase agreement to buy back an additional $250 million of our common shares. We remain committed to our capital deployment plans, which continue to emphasize share repurchases, so that — along with our organic growth and cost savings initiatives — we can achieve our target of at least 10% annual adjusted operating earnings per share growth over the next three years, on a normalized basis.

“As a simpler, more focused company, Voya remains well positioned to achieve its plans to drive greater shareholder returns by ensuring we continue to both anticipate and meet our customers' needs, which will also enable us to achieve our vision to be America's Retirement Company,” added Martin.

FOURTH-QUARTER 2018 SUMMARY

	Three Months Ended
	December 31, 2018		December 31, 2017
	($ in millions)	(per share)	($ in millions)	(per share)
Net income available to common shareholders	$121	$0.76	$(3,165)	$(17.64)
Adjusted operating earnings, after-tax	$209	$1.32	$158	$0.87
Common book value		$52.28		$58.19
Common book value, excluding AOCI		$48.26		$42.31
Weighted avg common shares outstanding (in millions):
Basic	154		179
Diluted	158		183

Net income available to common shareholders in the fourth quarter of 2018 was $121 million, or $0.76 per diluted share, compared with $(3,165) million, or $(17.64) per diluted share in the fourth quarter of 2017. Net income available to common shareholders in the fourth quarter of 2017 included a $2.6 billion loss from discontinued operations related to the company's sale of the majority of its individual annuities businesses and a $679 million one-time loss related to the reduction in the carrying value of deferred tax assets due to the lower corporate tax rate established by the Tax Cuts and Jobs Act.

Adjusted operating earnings in the fourth quarter of 2018 were $209 million, or $1.32 per diluted share, after-tax, up from $158 million, or $0.87 per diluted share, after-tax, in the fourth quarter of 2017. The increase was driven by improved underwriting results in Employee Benefits, higher investment income, and lower expenses in Corporate, which were partially offset by higher negative DAC/VOBA and other intangibles unlocking as well as lower fee-based margins due to the company’s June 1, 2018 sale of substantially all of its annuities businesses and the fourth quarter of 2017 benefiting from higher performance-based fees in Investment Management.

In addition, fourth-quarter 2018 adjusted operating earnings benefited from a change in the effective tax rate from 32.0% in the fourth quarter of 2017 to 12.2% in the fourth quarter of 2018. The fourth-quarter 2018 tax rate reflected a benefit of $11 million, or $0.07 per diluted share, due to a greater dividends received deduction than previously estimated.

FULL-YEAR 2018 SUMMARY

	Twelve Months Ended
	December 31, 2018		December 31, 2017
	($ in millions)	(per share)	($ in millions)	(per share)
Net income available to common shareholders	$875	$5.20	$(2,992)	$(16.25)
Adjusted operating earnings, after-tax	$680	$4.04	$359	$1.92
Common book value		$52.28		$58.19
Common book value, excluding AOCI		$48.26		$42.31
Weighted avg common shares outstanding (in millions):
Basic	163		184
Diluted	168		187

Net income available to common shareholders in the full-year 2018 was $875 million, or $5.20 per diluted share, compared with $(2,992) million, or $(16.25) per diluted share in the full-year 2017. Net income available to common shareholders in the full-year 2017 includes the previously mentioned fourth-quarter 2017 loss from discontinued operations related to the company's sale of the majority of its individual annuities businesses and the one-time loss related to the reduction in the carrying value of deferred tax assets.

Adjusted operating earnings in the full-year 2018 were $680 million, or $4.04 per diluted share, after-tax, up from $359 million, or $1.92 per diluted share, after-tax, in the full-year 2017. The increase was driven by lower negative DAC/VOBA and other intangibles unlocking, higher investment income, improved underwriting results in Employee Benefits, higher fee-based margins, and lower expenses in Corporate.

FOURTH-QUARTER AND FULL-YEAR 2018 HIGHLIGHTS

•	Continued execution of the company's long-term plan to drive organic growth, cost savings and capital deployment.

•	Capital deployment:

◦	Repurchased $275 million of Voya common stock in the fourth-quarter of 2018 and delivered on the previously announced plan to repurchase $1.5 billion in shares by the end of 2018.

◦	Reduced outstanding senior debt by $325 million.

◦
Excess capital of $871 million as of Dec. 31, 2018, which is the amount above the company’s holding company liquidity target of $200 million and estimated statutory surplus in excess of a 400% combined RBC ratio. As of Dec. 31, 2018, Voya’s estimated RBC ratio was 479% and includes the impact of the industry-wide changes to the factors affecting the RBC formula that were driven by a change in the corporate tax rate. During the fourth quarter of 2018, Voya also established a new RBC ratio target of 400%, which the company believes is appropriate given its simpler portfolio of higher-growth, higher-

return, capital-light businesses and actions taken during 2018 to lower balance sheet risk, including divestment of its variable and fixed annuities businesses.

•	Organic growth:

◦
Retirement reported fourth-quarter 2018 adjusted operating earnings (excluding DAC/VOBA and other intangibles unlocking) of $183 million, up 14% compared with the fourth quarter of 2017, largely driven by higher investment income and fee-based margins. For the full-year 2018, Retirement achieved record adjusted operating earnings (excluding DAC/VOBA and other intangibles unlocking) of $702 million, up 18% compared with full-year 2017. For 2018, Full Service recurring deposits grew 10% compared with the prior year period to reach $9.3 billion.

◦
Investment Management reported fourth-quarter 2018 adjusted operating earnings of $44 million and generated $694 million of Institutional net flows, reflecting strong commercial growth in the business and the 12th consecutive quarter of positive Institutional net flows. External client sales were $7.3 billion in the fourth quarter of 2018. Investment Management full-year 2018 adjusted operating earnings were $205 million and reflect a 6% increase in external client fee revenues compared with full-year 2017.

◦
Employee Benefits increased fourth-quarter 2018 adjusted operating earnings to $43 million, up 39% compared with the fourth quarter of 2017 and driven by an improved loss ratio for Stop Loss. For the full-year 2018, Employee Benefits achieved record adjusted operating earnings (excluding DAC/VOBA and other intangibles unlocking) of $161 million, up 26% compared with full-year 2017. The Employee Benefits total aggregate loss ratio improved to 72.5% for 2018, compared with 74.0% for 2017. In the fourth quarter of 2018, annualized in-force premiums increased 5% compared with the fourth quarter of 2017, reflecting both continued pricing discipline and a strong increase in the Voluntary business.

•	Total company assets under management and administration of $467 billion as of Dec. 31, 2018.

SEGMENT DISCUSSIONS
The following segment discussions compare the fourth quarter of 2018 with the fourth quarter of 2017, unless otherwise noted. All figures are presented before income taxes.

Retirement
Retirement adjusted operating earnings were $170 million, up from $168 million. The increase primarily reflects:

•
$13 million of negative DAC/VOBA and other intangibles unlocking in the fourth quarter of 2018 compared with $7 million of positive DAC/VOBA and other intangibles unlocking in the fourth quarter of 2017;

•	$19 million of higher fee-based margin primarily due to the benefit of fees from the movement of certain investment-only products to Retirement from Corporate;

•
$17 million of higher investment income, including prepayment fee and alternative investment income that was, in aggregate, $11 million above the company's long-term expectations (before the effect of income taxes and DAC) in the fourth quarter of 2018; and

•	$23 million of higher administrative expenses largely due to the movement of certain investment-only products and strategic investment spending to Retirement from Corporate.

($ in millions)	Trailing twelve months ended Dec. 31, 2018	Trailing twelve months ended Sept. 30, 2018	Trailing twelve months ended Dec. 31, 2017
Retirement — Full Service
Full Service recurring deposits	$9,343	$9,164	$8,478

($ in millions)	Three months ended Dec. 31, 2018	Three months ended Sept. 30, 2018	Three months ended Dec. 31, 2017
Retirement
Total client assets	$361,575	$434,862	$432,341

Retirement — Full Service
Full Service recurring deposits	$2,173	$2,267	$1,994
Full Service net flows	$1,315	$99	$(27)
Full Service client assets	$119,219	$128,641	$122,565

The decline in Retirement total client assets for the three months ended Dec. 31, 2018 compared with the prior periods reflects a previously announced termination of a large recordkeeping plan of approximately $40 billion of plan assets in the fourth quarter of 2018.

Investment Management
Investment Management adjusted operating earnings were $44 million, compared with $60 million. The decline primarily reflects:

•
$23 million of lower fee-based revenues driven by lower general account average AUM (resulting from the company's June 1, 2018 sale of substantially all of its annuities businesses) and the fourth quarter of 2017 benefiting from higher performance-based fees;

•	$3 million of lower investment capital revenues, however fourth-quarter 2018 investment capital results were in-line with long-term expectations; and

•	$10 million of lower expenses primarily due to lower volume expenses associated with lower revenue during the quarter.

($ in millions)	4Q 2018	3Q 2018	4Q 2017
Investment Management AUM
External clients	$147,176	$154,553	$142,280
General account	56,288	55,862	82,006
Total	$203,464	$210,415	$224,286

Investment Management Net Flows
Institutional	$694	$1,392	$528
Retail (including sub-advisor replacements)	(1,120)	(315)	(223)
Total (excluding divested annuities)	$(426)	$1,077	$305
Divested annuities outflows	(578)	(600)	(1,443)
Total	$(1,004)	$477	$(1,137)

During the fourth quarter of 2018, Investment Management (IM) net outflows (excluding divested annuities) were $426 million. This included:

•
$694 million in Institutional net inflows, primarily from fixed income asset classes and senior loans, and reflecting $1.6 billion of net inflows from IM-sourced channels, partially offset by $884 million of net outflows from Affiliate-sourced channels.

•	$1.1 billion in Retail net outflows, reflecting outflows in both IM-sourced (primarily senior loan and real estate strategies) and Affiliate-sourced channels.

Total Investment Management AUM was $203 billion as of Dec. 31, 2018. The decline from Sept. 30, 2018 primarily reflects lower equity markets and total net flows, while the decline from Dec. 31, 2017 primarily reflects the reduction in the company's general account that resulted from the sale of substantially all of the company's individual annuities businesses on June 1, 2018.

Employee Benefits
Employee Benefits adjusted operating earnings were $43 million, up from $31 million. The increase primarily reflects:

•	$18 million of higher underwriting results driven by an improvement in the loss ratio for Stop Loss and growth in the Voluntary block, which were partially offset by a higher Group Life loss ratio;

•	$3 million of higher administrative expenses to support growth in the business; and

•
$1 million of higher investment income, including prepayment fee and alternative investment income that was, in aggregate, $1 million above the company's long-term expectations (before the effect of income taxes and DAC) in the fourth quarter of 2018.

($ in millions)	4Q 2018	3Q 2018	4Q 2017
Employee Benefits Annualized In-Force Premiums
Group Life, Disability and Other	$659	$654	$623
Stop Loss	969	953	969
Voluntary	311	309	257
Total	$1,939	$1,916	$1,849

Employee Benefits Loss Ratios
Group Life	78.7%	78.6%	76.1%
Stop Loss	77.5%	77.0%	83.9%

	Trailing twelve months ended Dec. 31, 2018	Trailing twelve months ended Sept. 30, 2018	Trailing twelve months ended Dec. 31, 2017
Total Aggregate Loss Ratio	72.5%	73.1%	74.0%

Compared with the fourth quarter of 2017, total Employee Benefits in-force premiums increased 5%, reflecting strong growth in Voluntary premiums and continued pricing discipline in Stop Loss. The Total Aggregate Loss Ratio improved to 72.5% for 2018, within the company's target range of 71% to 74% and driven largely by significant improvement in the loss ratio for Stop Loss.

Individual Life
Individual Life adjusted operating earnings were $43 million compared with $64 million. The decline primarily reflects:

•
$13 million of higher negative DAC/VOBA and other intangibles unlocking due to unfavorable unlocking related to assumption updates on cost of reinsurance, somewhat offset by favorable unlocking due to timing of reinsurance premiums in the period.

•
$8 million of higher investment income, including prepayment fee and alternative investment income that was, in aggregate, $6 million above the company's long-term expectations (before the effect of income taxes and DAC) in the fourth quarter of 2018; and

•	$4 million of higher administrative expenses due to the reallocation of strategic investment spending from Corporate into the business segments.

Total Individual Life sales, which primarily consist of indexed life insurance, were $26 million. Voya ceased new sales of individual life insurance on Dec. 31, 2018.

Corporate
Corporate adjusted operating losses were $62 million, including $1 million of negative DAC/VOBA and other intangibles unlocking, compared with losses of $90 million. The improvement was largely due to a decline in the stranded costs that resulted from the company's sale of substantially all of its individual annuities businesses on June 1, 2018 and the reallocation of strategic investment spending into the business segments. Earnings from the company's legacy annuities business were largely unchanged.

Share Repurchases
In the fourth quarter of 2018, Voya repurchased 6,169,463 shares of its common stock at an average price per share of $44.51 for an aggregate purchase price of approximately $275 million.

In the first quarter of 2019, Voya entered into an accelerated share repurchase (“ASR”) agreement with a third-party to repurchase an aggregate of $250 million of Voya’s common stock. Under the terms of the ASR agreement, approximately 5 million shares were received by Voya in January 2019. The final number of shares to be repurchased will be based on the volume-weighted average stock price of Voya’s common stock less a discount and subject to potential adjustments pursuant to the terms of the ASR agreement. Final settlement of the transaction under the ASR agreement is expected to occur no later than the beginning of the second quarter of 2019.

Giving effect to the completion of the ASR agreement, the aggregate amount remaining under the company’s share repurchase authorization would be approximately $236 million.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Wed., Feb. 6, 2019, at 10 a.m. ET, to discuss the company’s fourth-quarter and full-year 2018 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Feb. 6, 2019.

Media Contacts:                    Investor Contacts:
Christopher Breslin                    Michael Katz
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

Bill Sutton                        Mei Ni Chu
860-580-2626                        212-309-8929
William.Sutton@voya.comIR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.8 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $8.5 billion in revenue in 2018. The company had $467 billion in total assets under management and administration as of Dec. 31, 2018. With a clear mission to make a secure financial future possible — o ne person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2018 World’s Most Ethical Companies® by the Ethisphere Institute, one of the 2018 World’s Most Admired Companies by Fortune magazine and one of the Top Green Companies in the U.S. by Newsweek magazine. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:

•
Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•
Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•
Income (loss) related to businesses exited through reinsurance or divestment that do not qualify as discontinued operations, which includes gains and (losses) associated with transactions to exit blocks of business (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity; these gains and (losses) are often related to infrequent events and do not reflect performance of operating segments. Excluding this activity better reveals trends in our core business, which would be obscured by including the effects of business exited, and more closely aligns Adjusted operating earnings before income taxes with how we manages our segments;

•
Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•
Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•
Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•
Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

•
Other items not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings and severance and other expenses associated with such activities. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

Adjusted operating earnings before income taxes for Corporate includes Net investment gains (losses) and Net guaranteed benefit hedging gains (losses) associated with the Retained Business in periods prior to 2018. These retained amounts are insignificant and do not distort the ability to make a meaningful evaluation of the trends of Corporate activities.

Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions) is excluded from the results of operations from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

Adjusted operating earnings - excluding unlocking is also a non-GAAP financial measure. This measure excludes from Adjusted operating earnings before income taxes the following items:

•	DAC/VOBA and other intangibles unlocking; and

•
The net gains included in Adjusted operating earnings from a distribution of cash and securities in conjunction with a Lehman Brothers bankruptcy settlement ("Lehman Recovery"), and losses as a result of the decision to dispose of certain Low Income Housing Tax Credit partnerships ("LIHTC") as a mean of exiting this asset class.

Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The net gain from the Lehman Brothers bankruptcy settlement and loss from the disposition of low-income housing tax credit partnerships affected run-rate results and we believe that this effect is not reflective of our ongoing performance. .

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per common share including Accumulated other comprehensive income (AOCI), we also report book value per common share excluding AOCI and shareholders' equity excluding AOCI and preferred stock. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per common share excluding AOCI and common shareholders' equity excluding AOCI provide a measure consistent with that view. The Adjusted debt to capital ratio includes a 25% equity treatment afforded to subordinated debt, 100% equity treatment afforded to preferred stock and excludes AOCI.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our Adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of Adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:

•
Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on assets under management ("AUM"), assets under administration ("AUA"), and transaction based recordkeeping fees.

•
Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•	For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking refer to our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, including those affecting reserve requirements for variable annuity policies and the use of and possible application of NAIC accreditation standards to captive reinsurance entities, those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the U.S. Department of Labor’s final rules and exemptions pertaining to the fiduciary status of providers of investment advice, or any amendments thereto, (x) changes in the policies of governments and/or regulatory authorities, and (xi) our ability to successfully manage the separation of Venerable, including the transition services, on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition - Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2018, which the company expects to file with the Securities and Exchange Commission on or before March 1, 2019.

VOYA-IR

# # #

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings - Quarter-to-Date
	Three Months Ended
(in millions USD)	12/31/2018	12/31/2017

Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$121	$(3,165)
Plus: Net income (loss) attributable to noncontrolling interest	56	82
Net Income (loss)	177	(3,083)
Less: Income from Discontinued Operations, net of tax	—	(2,616)
Net Income (loss) from continuing operations	177	(467)
Less: Net Income (loss) attributable to noncontrolling interest	56	82
Less: Adjustments to adjusted operating earnings
Net Investment gains (losses) and related charges and adjustments	(37)	(54)
Other adjustments (2)	(95)	(41)
Total Adjustments to adjusted operating earnings before tax effect	(132)	(95)
Income taxes on adjustments to adjusted operating earnings (1)	28	33
Total Adjustments to adjusted operating earnings, after tax(1)	(104)	(62)
Less: Difference between actual tax (expense) benefit and assumed tax rate	16	(645)
Adjusted Operating earnings, after-tax (1)	209	158
Less: Income taxes (1)	(29)	(75)
Adjusted operating earnings before income taxes	$238	$233

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings - Year-to-Date
	Year-to-Date
(in millions USD)	12/31/2018	12/31/2017

Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$875	$(2,992)
Plus: Net income (loss) attributable to noncontrolling interest	137	200
Net Income (loss)	1,012	(2,792)
Less: Income from Discontinued Operations, net of tax	457	(2,580)
Net Income (loss) from continuing operations	555	(212)
Less: Net Income (loss) attributable to noncontrolling interest	137	200
Less: Adjustments to adjusted operating earnings
Net Investment gains (losses) and related charges and adjustments	(127)	(84)
Other adjustments (2)	(202)	(116)
Total Adjustments to adjusted operating earnings before tax effect	(329)	(200)
Income taxes on adjustments to adjusted operating earnings (1)	70	70
Total Adjustments to adjusted operating earnings, after tax(1)	(259)	(130)
Less: Difference between actual tax (expense) benefit and assumed tax rate	(3)	(641)
Adjusted Operating earnings, after-tax (1)	680	359
Less: Income taxes (1)	(122)	(169)
Adjusted operating earnings before income taxes	$802	$528

Reconciliation of Net Income per Share to Adjusted Operating Earnings per Share - Quarter-to-Date
	Three Months Ended
(in USD per diluted share)	12/31/2018	12/31/2017

Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$0.76	$(17.64)
Less: Income from Discontinued Operations, net of tax	—	(14.58)
Net Income (loss) from continuing operations	0.76	(3.06)
Less: Net Investment gains (losses) and related charges and adjustments, after-tax	(0.19)	(0.19)
Less: Other adjustments, after-tax (2)	(0.47)	(0.15)
Less: Effect of assumed tax rate vs. actual tax rate	0.10	(3.53)
Less: Adjustment due to antidilutive effect of net loss in the current period	—	(0.06)
Adjusted Operating earnings, after-tax (1)	$1.32	$0.87

Reconciliation of Net Income per Share to Adjusted Operating Earnings per Share - Year-to-Date
	Year-to-Date
(in USD per diluted share)	12/31/2018	12/31/2017

Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$5.20	$(16.25)
Less: Income from Discontinued Operations, net of tax	2.72	(14.01)
Net Income (loss) from continuing operations	2.48	(2.24)
Less: Net Investment gains (losses) and related charges and adjustments, after-tax	(0.61)	(0.29)
Less: Other adjustments, after-tax (2)	(0.94)	(0.40)
Less: Effect of assumed tax rate vs. actual tax rate	(0.01)	(3.43)
Less: Adjustment due to antidilutive effect of net loss in the current period	—	(0.04)
Adjusted Operating earnings, after-tax (1)	$4.04	$1.92

Reconciliation of Fully Diluted Weighted Average Shares to Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended
(in millions USD)	12/31/2018	12/31/2017

Fully Diluted weighted average shares outstanding	158	179
Dilutive effect of the exercise or issuance of stock based awards	—	4
Weighted average common shares outstanding - diluted (adjusted operating)	158	183

Reconciliation of Fully Diluted Weighted Average Shares to Adjusted Operating Diluted Weighted Average Shares
	Twelve Months Ended
(in millions USD)	12/31/2018	12/31/2017

Fully Diluted weighted average shares outstanding	168	184
Dilutive effect of the exercise or issuance of stock based awards	—	3
Weighted average common shares outstanding - diluted (adjusted operating)	168	187
(1) Voya Financial assumed a 32% tax rate on adjusted operating earnings and all components of adjusted operating earnings described as "after tax" for 2017. For 2018, the adjusted operating effective tax rate is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law, including the Tax Cuts and Jobs Act. For non-operating items, we apply a 35% tax rate in 2017 and 21% in 2018. The 32% tax rate for 2017 adjusted operating earnings and components reflects the estimated benefit of the dividends received deduction related to the company's Retirement, Investment Management, Employee Benefits and Individual Life segments.

(2) “Other adjustments” consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; immediate recognition of net actuarial gains (losses) related to pension and other post-retirement benefit obligations and gains (losses) from plan amendments and curtailments; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

Reconciliation of Book Value per Common Share to Book Value per Share excluding AOCI
	As of December 31, 2018	As of December 31, 2017
Book value per common share, including AOCI	$52.28	$58.19
Per share impact of AOCI	(4.02)	(15.88)
Book value per common share, excluding AOCI	$48.26	$42.31

Reconciliation of Investment Management Adjusted Operating Margin to Adjusted Operating Margin Excluding Investment Capital (1)
	Three Months Ended
(in millions USD, unless otherwise indicated)	12/31/2018	9/30/2018	12/31/2017

Adjusted Operating revenues	$159	$168	$186
Adjusted operating expenses	(115)	(120)	(125)
Adjusted operating earnings before income taxes	$44	$48	$61
Adjusted operating margin	27.7%	28.9%	32.3%

Adjusted Operating revenues	$159	$168	$186
Less:
Investment Capital Results	5	8	8
Adjusted operating revenues excluding Investment Capital	154	160	178
Adjusted operating expenses	(115)	(120)	(125)
Adjusted operating earnings excluding Investment Capital	$39	$40	$53
Adjusted operating margin excluding Investment Capital	25.5%	25.4%	29.3%
(1) In our Investment Management business, adjusted operating margin excluding Investment Capital results is reported because results from Investment Capital can be volatile and excluding the effect of this item can improve period-to-period comparability.